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                                                                Exhibit 3(i)(2)

                           CERTIFICATE OF DESIGNATIONS

                                       of

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                                  VIATEL, INC.


         The undersigned hereby certifies that he is Senior Vice President, Business and Legal Affairs of Viatel, Inc. (the "Corporation"), that the Corporation is a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Law") and that, pursuant to authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the Law at a meeting duly called and held on December 6, 1999:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation hereby creates a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the voting and other powers, preferences and relative, participating, optional or other rights thereof and the qualifications, limitations and restrictions thereon, as follows:

                  Section I. DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 1,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares to a number less than the number of shares then outstanding plus the number of shares then reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion or exchange of outstanding securities issued by the Corporation convertible into or exchangeable for Series A Preferred Stock.
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         Section II.       DIVIDENDS AND DISTRIBUTIONS.

                  A. Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of April, July, October and January in each year (each such date being called as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $420,000 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, plus the fair value, as determined by the Board of Directors upon the advice of a nationally recognized investment banking firm selected in good faith by the Board of Directors, of all non-cash dividends and other distributions (other than dividends payable in shares of Common Stock) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. The "Adjustment Number" shall initially be 200,000. In the event the Corporation shall at any time after December 24, 1999 (the "Rights Declaration Date"): (i) declare and pay any dividend on Common Stock payable in shares of Common Stock; (ii) subdivide the outstanding Common Stock; or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. (References herein to the Adjustment Amount shall mean the Adjustment Amount as in effect at the relevant time).

                  B. The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section II immediately after it declares a dividend or distribution on Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $420,000 per share on the Series A Preferred Stock shall nevertheless be declared for payment on such subsequent Quarterly Dividend Payment Date.

                  C. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of first issuance of any shares of Series A Preferred Stock, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on shares of Series A Preferred Stock shall begin to accrue from the date of issuance thereof, or unless the date of issuance of such shares is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in
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either of which cases dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section III. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  A. Subject to the provision for adjustment set forth herein, each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number (as then adjusted) on all matters submitted to a vote of the holders of Common Stock.

                  B. Except as otherwise provided herein or required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of holders of Common Stock.

                  C. Except as otherwise set forth herein or required by law, the holders of Series A Preferred Stock shall have no voting or approval rights separate or apart from their right to vote with holders of shares of Common Stock as set forth herein.

         Section IV. CERTAIN RESTRICTIONS.

                  A. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on the Series A Preferred Stock shall have been paid in full, the Corporation shall not:

                  1. declare or pay dividends, or make any other distributions, on any shares of Common Stock or other stock ranking junior (either as to dividends or upon liquidation or dissolution) to the Series A Preferred Stock;

                  2. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation or dissolution) with the Series A Preferred Stock, except dividends paid ratably on Series A Preferred Stock and shares of such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  3. redeem, purchase or otherwise acquire shares of any Common Stock or other stock ranking junior (either as to dividends or upon liquidation or dissolution) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any other stock of the Corporation ranking junior (both as to dividends and upon dissolution or liquidation) to the Series A Preferred Stock; or
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                  4. redeem, purchase or otherwise acquire any shares of Series
         A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made to the holders of all such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section V. REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation or any subsidiary of the Corporation in any manner shall be promptly retired. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock created in accordance with the Amended and Restated Certificate of Incorporation, as amended, and the Law.

         Section VI. LIQUIDATION OR DISSOLUTION.

         (A) Upon any liquidation or dissolution of the Corporation (which terms include a winding up of the Corporation, voluntary or otherwise), no distribution shall be made on any shares of stock ranking junior (either as to dividends or upon liquidation or dissolution) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share (the "Series A Liquidation Preference") equal to the greater of (i) $42,000,000 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed on the Common Stock upon such liquidation or dissolution.

         (B) If there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity stock in proportion to their respective liquidation preferences.

         (C) Neither the merger or consolidation of the Corporation into or with another corporation (or other entity) nor the merger or consolidation of another corporation (or other entity) into or with the Corporation shall be deemed to be a liquidation or dissolution of the Corporation within the meaning of this
Section VI.

         Section VII. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock, securities, cash and/or other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Adjustment Number times the aggregate
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amount of stock, securities, cash and/or other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

         Section VIII. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

         Section IX. RANKING. The Series A Preferred Stock shall, with respect to payments of dividends and rights upon liquidation or dissolution, rank: (a) senior and prior to (i) the Common Stock and (ii) any series of preferred stock of the Corporation which is stated to be junior to the Series A Preferred Stock;
(b) PARI PASSU with (i) any series of preferred stock of the Corporation which is not stated to be senior to or junior to the Series A Preferred Stock; and (c) junior and subordinate to any series of preferred stock of the Corporation which is stated to be senior to the Series A Preferred Stock. Determination as to whether any such statements has shall be made by reference to the Certificate of Incorporation of the Corporation, as then in effect.

         Section X. AMENDMENT. At any time that shares of Series A Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation as then in effect shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

         Section XI. FRACTIONAL SHARES. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

         Section XII. MISCELLANEOUS. The rights of holders of Series A Preferred Stock shall, to the extent not inconsistent with this resolution, be the same as those of holders of Common Stock.

         This Certificate of Designations shall become effective at 9:00 a.m. on December 24, 1999.

         IN WITNESS WHEREOF, this Certificate of Designations has been executed on this 6th day of December, 1999.


                                         By: /s/ SHELDON M. GOLDMAN
                                             -------------------------------
                                             Sheldon M. Goldman
                                             Senior Vice President, Business
                                                  And Legal Affairs